Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10Q of Timberjack Sporting Supplies, Inc., for the quarter ended June 30, 2008 of our report dated August 14, 2008, concerning the Company’s balance sheet of Timberjack Sporting Supplies, Inc. as of June 30, 2008, and the related statements of operations, retained earnings, and cash flows for the three and nine months then ended, in accordance with the standards of the Public Company Accounting Oversight Board (United States).

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered
Las Vegas, Nevada
August 5, 2009